Exhibit 99.1

Media Contacts:

Heidi Pearce
heidi.pearce@crackerbarrel.com
(615) 235-4315

Investor Contact:

Jessica Hazel

j.hazel@crackerbarrel.com
(615) 235-4367

Cracker Barrel Old Country Store® Appoints Chip Wade to its Board of Directors

LEBANON, Tenn. (April 23, 2020) – Cracker Barrel Old Country Store® (Nasdaq: CBRL) today announced that Darryl “Chip” Wade, 58, has been appointed to the company’s Board of Directors, effective immediately.

The fifth new director named to the Board in the last four years, Mr. Wade’s appointment is the result of the Company’s robust board succession and refreshment program – a core element of the Board’s larger, ongoing commitment to alignment with and accountability to shareholders.

Mr. Wade is President of Union Square Hospitality Group, LLC (USHG), the parent company of numerous award-winning and acclaimed restaurants such as Union Square Cafe, Gramercy Tavern, and The Modern, as well as a multifaceted catering and events and restaurant consulting business. Mr. Wade joined USHG in 2019 after having served as the EVP of Operations for Red Lobster Seafood Company, a position he held for several years, both while it was owned by Darden Restaurants, Inc. and after its divestiture to Golden Gate Capital.

During his extensive four-decade career in the restaurant industry, Mr. Wade also served as the Chief Operations Officer for Legal Sea Foods Restaurant Group and held several senior executive positions at Darden, including Senior Vice President of Smokey Bones BBQ and the Director of Revitalization for Olive Garden Restaurants. Mr. Wade began his career in 1985, as a general manager for TGI Friday’s in Boston, and spent his first 14 years with TGIF and its parent, Carlson Restaurants Worldwide, including as Executive Director of Human Resources and Executive Director of Non-Traditional Development and Domestic Franchise Sales. Mr. Wade holds a Master of Business Administration degree from the University of Texas at Dallas, a Bachelor of Science degree from Widener University, and an Associate of Culinary Arts degree from Johnson & Wales University.

Norm Johnson, the Chairman of the Company’s Nominating and Governance Committee, stated, “As we have discussed with our shareholders as part of our annual engagement process, Cracker Barrel’s Board is committed to a thoughtful succession planning and Board refreshment process. Our ability to continually recruit directors of Chip’s caliber is a testament to the strength of our Board and our company, as well as the thoroughness of those processes. Chip is the third new director we’ve added in the last twelve months and the fifth we’ve added in the last four years.”

William McCarten, Chairman of the Cracker Barrel Board of Directors, added, “Chip brings with him a deep knowledge of the casual dining industry and a wealth of experience with various concepts, including as the current leader of one of the country’s most innovative and admired restaurant and food-service organizations. Not only is Chip an accomplished operator and leader, but he understands the strategic imperatives of Cracker Barrel and the casual dining industry. A long-time admirer and guest of Cracker Barrel, he knows our brand well. We anticipate Chip’s deep industry expertise will add not only a highly-relevant strategic perspective to our Boardroom but also meaningful insight for our management team.”

About Cracker Barrel Old Country Store, Inc.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests high-quality homestyle food and unique shopping — all at a fair price. By creating a world filled with hospitality through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate more than 660 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Maple Street Biscuit Company. For more information about the company, visit www.crackerbarrel.com.

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